Plumas Bancorp Posts 6th Consecutive Quarterly Profit

QUINCY, CA -- (Marketwire - August 03, 2011) - Plumas Bancorp, (NASDAQ: PLBC), a bank holding company and the parent company of Plumas Bank, today announced that second quarter earnings totaled $101 thousand, down $475 thousand from $576 thousand during the quarter ended June 30, 2010. For the six months ended June 30, 2011, Plumas Bancorp reported net income of $325 thousand. This compares to $710 thousand during the first six months of 2010.

Net income (loss) allocable to common shareholders decreased from net income of $405 thousand or $0.08 per share during the three months ended June 30, 2010 to a net loss of $70 thousand or $(0.01) per share during the current three month period. For the six months ended June 30, 2011, net loss allocable to common shareholders totaled $17 thousand or $0.00 per share, a decrease of $385 thousand from net income of $368 thousand or $0.08 per share during the six months ended June 30, 2010. Income (loss) allocable to common shareholders is calculated by subtracting dividends accrued and discount amortized on preferred stock from net income.

2011 Financial Highlights

Six months ended June 30, 2011 compared to June 30, 2010

  Salary and benefit costs declined by $358 thousand.
  Non-interest expense declined $367 thousand.
  Gains on sale of loans increased by $898 thousand.
  Excluding a $1.4 million gain in 2010 on sale of merchant card portfolio, non-interest income increased by $745 thousand.

Three months ended June 30, 2011 compared to June 30, 2010

  The provision for loan losses decreased by $300 thousand to $600 thousand.
  Salary and benefit costs declined by $180 thousand.
  Excluding the one-time gain in 2010 on sale of merchant card portfolio, non-interest income increased by $505 thousand.

2011 Asset Quality Improvements
June 30, 2011 compared to June 30, 2010

  Other real estate owned (OREO) decreased by $3.0 million to $6.7 million.
  The allowance for loan losses as a percentage of total loans increased from 1.90% at June 30, 2010 to 2.40% at June 30, 2011.
  Net-charge offs decreased by $3.4 million from $5.8 million during the six months ended June 30, 2010 to $2.4 million during the current period.

"The Board of Directors, executive team and I are pleased to report positive earnings for six consecutive quarters," said Andrew J. Ryback, interim president and chief executive officer. "Earnings for the quarter were driven primarily by increased gains on sale of government guaranteed loans, gains on sale of investment securities and reduced overhead costs.

"Additionally, Plumas Bank increased its regulatory capital ratios and strengthened its allowance for loan losses. Compared to June 30, 2010, Plumas Bank's leverage capital ratio increased by 110 basis points to 9.6% and our allowance for loan losses to total loans increased by 50 basis points to 2.40%," stated Ryback.

"Due to the efforts of the Board of Directors and the entire Plumas Bank team, we are on track and expect to meet all the conditions of the consent order that were placed on the company by the Federal Deposit Insurance Corporation and the California Department of Financial Institutions last March. Reducing problem assets continues to be a top priority for the company and we are pleased with the progress we have made during 2011. Nonperforming loans have decreased by over $4 million from December 31, 2010 to $21 million and OREO has decreased by over $2 million from the end of last year," remarked Ryback.

Ryback concluded, "In closing, I would like to once again thank our shareholders, customers and employees for their continued support. Our commitment to quality service, great products at competitive prices, and truly dedicated employees remain unchanged as the key business model elements that have made us a success for over thirty years."

Asset Quality

Nonperforming loans at June 30, 2011 were $21.0 million, an increase of $3.4 million from the $17.6 million balance at June 30, 2010; however, OREO decreased by $3.0 million to $6.7 million. Nonperforming assets (which are comprised of nonperforming loans, OREO and repossessed vehicle holdings) at June 30, 2011 were $27.7 million, up slightly from $27.4 million at June 30, 2010. Nonperforming assets as a percentage of total assets increased to 6.11% at June 30, 2011 up from 5.42% at June 30, 2010.

During June, 2011 the Bank sold its largest OREO holding which represented $4.3 million, or 48% of the total balance in OREO at December 31, 2010. The Bank incurred a $684 thousand loss on sale; however, management believes the loss was prudent given the significant effect this transaction had in decreasing nonperforming assets.

During the six months ended June 30, 2011 we recorded a provision for loan losses of $2.3 million down $100 thousand from the $2.4 million provision recorded during the six months ended June 30, 2010. The $2.3 million provision recorded for the six months ended June 30, 2011 primarily relates to charge-offs during the first half of 2011. The Company recorded a $600 thousand provision for loan losses for the three months ended June 30, 2011 compared to the $900 thousand in provision for loan losses for the three months ended June 30, 2010.

We have experienced a large decrease in net charge-offs during the comparison periods. Net charge-offs as an annualized percentage of average loans decreased significantly from 3.59% during the six months ended June 30, 2010 to 1.55% during the current six month period. We have strengthened our allowance for loan losses which totaled $7.3 million at June 30, 2011 compared to $6.2 million at June 30, 2010. The increase in the allowance for loan losses from June 30, 2010 is attributable to a $0.5 million increase in specific reserves related to impaired loans from $1.2 million at June 30, 2010 to $1.7 million at June 30, 2011. Additionally, general reserves increased by $0.6 million to $5.6 million at June 30, 2011. As a result of changes described above, the allowance for loan losses as a percentage of total loans increased from 1.90% at June 30, 2010 to 2.40% at June 30, 2011.

Deposits, Investments, Loans and Borrowings

Total deposits were $396.5 million as of June 30, 2011, a decrease of $28.4 million, or 7%, from the June 30, 2010 balance of $424.9 million. The decline in deposits was mostly related to maturities from a higher rate promotional time deposit product we began offering in June, 2009 and continued to offer until April 30, 2010. These promotional time deposits, which total $18 million at June 30, 2011, will continue to mature through the third quarter of 2011. Related to the decline in deposits and a $20 million decline in long-term borrowings described below, investment securities declined by $24.5 million from $70.2 million at June 30, 2010 to $45.7 million at June 30, 2011. Cash and due from banks declined slightly from $62.5 million at June 30, 2010 to $62.3 million at June 30, 2011.

Net loans decreased by $22.2 million, or 7% from $318 million at June 30, 2010 to $296 million at June 30, 2011. This decline in net loans was mostly related to normal pay downs and prepayments, loan charge-offs and real estate acquired through foreclosure.

Borrowings at June 30, 2010 consisted of two $10 million term Federal Home Loan Bank (FHLB) advances. We chose to prepay both of these borrowings during July 2010 as we had significant excess liquidity and no longer projected a need for these long-term borrowings. There were no borrowings outstanding at June 30, 2011.

Shareholders' Equity

Total shareholders' equity increased by $310 thousand from $38.7 million at June 30, 2010 to $39.0 million at June 30, 2011. Book value per common share increased to $5.72 at June 30, 2011 from $5.67 at June 30, 2010. Plumas Bank's leveraged capital ratio was 9.6% at June 30, 2011 up from 8.5% at June 30, 2010. Plumas Bank's total risk-based capital ratio at June 30, 2011 was 14.5% up from 13.0% at June 30, 2010.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, for the six months ended June 30, 2011 was $8.4 million, a decline of $414 thousand from the $8.8 million earned during the same period in 2010. The largest component of the decrease in net interest income was a decline in the average balance of loans. Other changes, resulting in a decrease in net interest income, included a decline in yield on the Company's loan and investment portfolios and a decrease in the average balance of investments. These items were partially offset by a decline in the average balance of time deposits and long term borrowings and the rate paid on time, NOW and money market deposits. Net interest margin for the six months ended June 30, 2011 decreased 18 basis points, or 4%, to 4.06%, down from 4.24% for the same period in 2010.

Net interest income, on a nontax-equivalent basis, was $4.2 million for the three months ended June 30, 2011, a decrease of $139 thousand, or 3%, from $4.3 million for the same period in 2010. The decline in net interest income was primarily related to a decrease in the average balance of loans and decreases in the yield on loans and investments. The effect of these items on net interest income was partially offset by a decline in the rates paid on deposits and decreases in time deposits and long-term borrowings. Net interest margin for the three months ended June 30, 2011 decreased 5 basis points to 4.12%, down from 4.17% for the same period in 2010.

Non-Interest Income/Expense

During the six months ended June 30, 2011 non-interest income decreased by $690 thousand to $4.1 million, from $4.8 million during the six months ended June 30, 2010. This decrease was primarily related to a $1.4 million gain on the sale of our merchant processing portfolio in 2010. Partially offsetting this decline in income was an $898 thousand increase in gain on sale of government guaranteed loans. During the first quarter of 2010 loans sold were subject to a 90-day premium recourse period and therefore no gains were recorded. During 2011, related to a change in SBA requirements, guaranteed portions of SBA loans are no longer required to be sold with the 90-day premium recourse requirement. This resulted in recognizing gains for loans sold during the fourth quarter of 2010 as well as loans sold during the six months ended June 30, 2011. In addition, during 2011 we continued to grow our government guaranteed loan production as evidenced by an increase in loans originated for sale from $8.2 million during the first six months of 2010 to $10.6 million during the current six month period.

We have achieved savings in many categories of non-interest expense resulting in a reduction in non-interest expense of $367 thousand from $10.2 million during the six months ended June 30, 2010 to $9.8 million during the current six month period. Significant reductions in salary and benefits expense, OREO expense and the provision for OREO losses were partially offset by an increase in loss on sale of OREO and an increase in other expense categories.

Salaries and employee benefits decreased by $358 thousand primarily related to declines in salary expense. Salary expense, excluding commissions, declined by $722 thousand related to a reduction in staffing in all areas with the exception of government guaranteed lending and problem assets. While the Company has reduced personnel in most functional areas, we have increased staffing in our problem asset department to effectively manage our increased level of nonperforming assets. Additionally, we have increased staffing in our government guaranteed lending department as we see continued opportunities for loan growth in this area. Commission expense, which relates to government guaranteed lending personnel and is included in salary expense, increased by $306 thousand resulting from the increase in government guaranteed loan sales.

During the three and six months ended June 30, 2011, the largest increase in non-interest expense was related to a $684 thousand loss on the sale of the Bank's largest OREO holding which represented $4.3 million, or 48% of the total balance in OREO at December 31, 2010.

During the three months ended June 30, 2011, total non-interest income decreased by $930 thousand from the same period in 2010. This decrease was primarily related to the gain on sale of our merchant processing portfolio in June, 2010. Increases in non-interest income during the quarter include a $447 thousand gain on the sale of $23 million in available-for-sale investment securities and an increase of $177 thousand in the gain on sale of government guaranteed loans.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company's publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

                               PLUMAS BANCORP
                    CONDENSED CONSOLIDATED BALANCE SHEET
                               (In thousands)
                                (Unaudited)
                                       As of June 30,
                                     -----------------
                                                        Dollar   Percentage
                                       2011     2010    Change     Change
                                     -------- -------- --------  ----------
  ASSETS
Cash and due from banks              $ 62,282 $ 62,480 $   (198)       -0.3%
Investment securities                  45,653   70,156  (24,503)      -34.9%
Loans, net of allowance for loan
 losses                               296,158  318,326  (22,168)       -7.0%
Premises and equipment, net            13,913   15,037   (1,124)       -7.5%
Bank owned life insurance              10,639   10,288      351         3.4%
Real estate and vehicles acquired
 through foreclosure                    6,697    9,769   (3,072)      -31.4%
Accrued interest receivable and
 other assets                          18,309   19,478   (1,169)       -6.0%
                                     -------- -------- --------
  Total assets                       $453,651 $505,534 $(51,883)      -10.3%
                                     ======== ======== ========

  LIABILITIES AND SHAREHOLDERS'
   EQUITY

Deposits                             $396,540 $424,916 $(28,376)       -6.7%
Borrowings                                  -   20,000  (20,000)     -100.0%
Accrued interest payable and other
 liabilities                            7,752   11,569   (3,817)      -33.0%
Junior subordinated deferrable
 interest debentures                   10,310   10,310        -         0.0%
                                     -------- -------- --------
  Total liabilities                   414,602  466,795  (52,193)      -11.2%
Shareholders' equity                   39,049   38,739      310         0.8%
  Total liabilities and
   shareholders' equity              $453,651 $505,534 $(51,883)      -10.3%
                                     ======== ======== ========

                               PLUMAS BANCORP
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)
                                (Unaudited)

                                                        Dollar   Percentage
FOR THE THREE MONTHS ENDED JUNE 30,   2011      2010    Change     Change
                                    --------  -------- --------  ----------

Interest income                     $  4,676  $  5,181 $   (505)       -9.7%
Interest expense                         487       853     (366)      -42.9%
                                    --------  -------- --------
  Net interest income before
   provision for loan losses           4,189     4,328     (139)       -3.2%
Provision for loan losses                600       900     (300)      -33.3%
                                    --------  -------- --------
  Net interest income after
   provision for loan losses           3,589     3,428      161         4.7%
Non-interest income                    2,035     2,965     (930)      -31.4%
Non-interest expenses                  5,548     5,452       96         1.8%
                                    --------  -------- --------
  Income before income taxes              76       941     (865)      -91.9%
Provision (benefit) for income
 taxes                                   (25)      365     (390)     -106.8%
                                    --------  -------- --------
  Net income                        $    101  $    576 $   (475)      -82.5%
  Dividends on preferred shares         (171)     (171)       -       100.0%
                                    --------  -------- --------
  Net income (loss) available to
   common shareholders              $    (70) $    405 $   (475)     -117.3%
                                    ========  ======== ========

Basic earnings (loss) per share     $  (0.01) $   0.08 $  (0.09)     -112.5%
                                    ========  ======== ========
Diluted earnings (loss) per share   $  (0.01) $   0.08 $  (0.09)     -112.5%
                                    ========  ======== ========

                                                        Dollar   Percentage
FOR THE SIX MONTHS ENDED JUNE 30,    2011      2010     Change     Change
                                   --------  --------  --------  ----------

Interest income                    $  9,442  $ 10,569  $ (1,127)      -10.7%
Interest expense                      1,072     1,785      (713)      -39.9%
                                   --------  --------  --------
  Net interest income before
   provision for loan losses          8,370     8,784      (414)       -4.7%
Provision for loan losses             2,300     2,400      (100)       -4.2%
                                   --------  --------  --------
  Net interest income after
   provision for loan losses          6,070     6,384      (314)       -4.9%
Non-interest income                   4,062     4,752      (690)      -14.5%
Non-interest expenses                 9,795    10,162      (367)       -3.6%
                                   --------  --------  --------
  Income before income taxes            337       974      (637)      -65.4%
Provision for income taxes               12       264      (252)      -95.5%
                                   --------  --------  --------
  Net income                       $    325  $    710  $   (385)      -54.2%
  Dividends on preferred shares        (342)     (342)        -         0.0%
                                   --------  --------  --------
  Net income (loss) available to
   common shareholders             $    (17) $    368  $   (385)     -104.6%
                                   ========  ========  ========

Basic earnings per share           $      -  $   0.08  $  (0.08)     -100.0%
                                   ========  ========  ========
Diluted earnings per share         $      -  $   0.08  $  (0.08)     -100.0%
                                   ========  ========  ========

                               PLUMAS BANCORP
                       SELECTED FINANCIAL INFORMATION
                   (In thousands, except per share data)
                                (Unaudited)

                                                             June 30,
                                                      ---------------------
                                                         2011        2010
                                                      ---------   ---------
QUARTERLY AVERAGE BALANCES
Assets                                                $ 462,875   $ 507,305
Earning assets                                        $ 407,344   $ 416,072
Loans                                                 $ 304,440   $ 325,982
Deposits                                              $ 406,180   $ 428,335
Common equity                                         $  27,540   $  26,789
Total equity                                          $  39,253   $  38,415

CREDIT QUALITY DATA
Allowance for loan losses                             $   7,267   $   6,146
Allowance for loan losses as a percentage of total
 loans                                                     2.40%       1.90%
Nonperforming loans                                   $  21,035   $  17,627
Nonperforming assets                                  $  27,732   $  27,396
Nonperforming loans as a percentage of total loans         6.94%       5.44%
Nonperforming assets as a percentage of total assets       6.11%       5.42%
Year-to-date net charge-offs                          $   2,357   $   5,822
Year-to-date net charge-offs as a percentage of
 average loans, annualized                                 1.55%       3.59%

SHARE AND PER SHARE DATA
Basic earnings (loss) per share for the quarter       $   (0.01)  $    0.08
Diluted earnings (loss) per share for the quarter     $   (0.01)  $    0.08
Quarterly weighted average shares outstanding             4,776       4,776
Quarterly weighted average diluted shares outstanding     4,776       4,776
Basic earnings per share, year-to-date                $    0.00   $    0.08
Diluted earnings per share, year-to-date              $    0.00   $    0.08
Year-to-date weighted average shares outstanding          4,776       4,776
Year-to-date weighted average diluted shares
 outstanding                                              4,776       4,776
Book value per common share                           $    5.72   $    5.67
Total shares outstanding                                  4,776       4,776

QUARTERLY KEY FINANCIAL RATIOS
Annualized return (loss) on average common equity          (1.0)%       6.1%
Annualized return on average assets                        0.09%       0.46%
Net interest margin                                        4.12%       4.17%
Efficiency ratio                                           89.1%       74.7%

YEAR-TO-DATE KEY FINANCIAL RATIOS
Annualized return (loss) on average common equity          (0.1)%       2.7%
Annualized return on average assets                        0.14%       0.28%
Net interest margin                                        4.06%       4.24%
Efficiency ratio                                           78.8%       75.1%
Loan to Deposit Ratio                                      76.4%       76.3%
Total Risk-Based Capital Ratio                             14.6%       13.0%

Contact:
Elizabeth Kuipers
Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912
Fax: 530.283.9665
investorrelations@plumasbank.com